Exhibit 10.59

EXECUTION VERSION

Title Agency Agreement

Dated 15 October 2018

Brooge Petroleum and Gas Investment Company FZC

(the Company)

First Abu Dhabi Bank PJSC

(the Investment Agent)

Dentons & Co Level 4 Trade Centre - West Tower Abu Dhabi Mall PO Box 47656 Abu Dhabi United Arab Emirates

Content (i)

Title Agency Agreement

Dated 15 October 2018

Between

(1)	Brooge Petroleum and Gas Investment Company FZC, a free zone company incorporated under the laws of Fujairah Free Zone, Fujairah, UAE with registration number 13-FZC-1117 and whose principal place of business is at P.O. Box 50170, Fujairah, UAE (the Company); and

(2)	First Abu Dhabi Bank PJSC, whose principal office is at FAB Building, Khalifa Business Park, Al Qurm District, P.O. Box 6316, Abu Dhabi, UAE acting in its capacity as Investment Agent for and on behalf of the Participants (the Investment Agent).

Recitals

A.	The Master Istisna’ Agreement and the Master Forward Lease Agreement are being entered into on or around the date of this Agreement.

B.	The parties wish to acknowledge and confirm that upon payment of the Final Istisna’ Instalment title to the Istisna’ Asset will be held in the name of the Company at the Registry as agent for and on behalf of the Investment Agent in accordance with the terms of this Agreement.

It is agreed:

1	Definitions and Interpretation

1.1	Definitions

1.1.1	Unless the context otherwise requires or unless otherwise defined in this Agreement, words and expressions defined in the Common Terms Agreement (directly or indirectly) shall have the same meaning when used in this Agreement.

1.1.2	In addition, in this Agreement:

Common Terms Agreement means the common terms agreement dated on or about the date of this Agreement between the Company, each Guarantor, the Investment Agent, the Arranger, the Security Agent, the Account Bank and the Original Participant.

Party means any party to this Agreement.

Registry means any governmental authority or free zone in Fujairah, UAE at which title to the Istisna’ Asset is registered from time to time in the name of the Company, including Fujairah Municipality and the Fujairah Free Zone Authority.

1.2	Interpretation

The provisions of clauses 1.2 (Interpretation) of the Common Terms Agreement shall apply to this Agreement, mutatis mutandis, as if the same had been set out in full in this Agreement except that references to “this Agreement” in the Common Terms Agreement are to be construed as references to this Agreement.

1.3	Third Party Rights

1.3.1	Unless expressly provided to the contrary in this Agreement a person who is not a Party has no right to enforce or to enjoy the benefit of any term of this Agreement.

1.3.2	Notwithstanding any term of any Finance Document, the Parties may rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under this Agreement without the consent of any person who is not a Party.

2	Declaration regarding registered ownership

2.1	The Parties acknowledge and declare that with effect from the date of payment of the Final Istisna’ Instalment, the registered title to the Istisna’ Asset at the Registry is held irrevocably and unconditionally in the name of the Company in the capacity as agent for and on behalf of the Investment Agent.

2.2	In order to protect the Investment Agent’s interests under the Master Istisna’ Agreement and/or to ensure that the transactions contemplated hereby and thereby are given full effect, the Company shall take whatever action is required by the Investment Agent, at the cost and expense of the Company, to perfect or otherwise document or complete the formal registration of title to the Istisna’ Asset from the Company to the Investment Agent (including by registering such transfer with any Registry so designated by the Investment Agent for this purpose).

2.3	Where the Investment Agent does not wish to perfect title and exercise its rights pursuant to Clause 2.2, title to the Istisna’ Asset shall remain in the name of the Company on the following terms:

(a)	the registration of title shall be held and maintained by the Company as agent for and on behalf of the Investment Agent and the Company shall not otherwise be regarded as agent of the Investment Agent in any respect whatsoever;

(b)	the Company acknowledges that its right, title, benefit and interest in and the Istisna’ Asset has been transferred to the Investment Agent in accordance with the Master Istisna’ Agreement and the Company also acknowledges that it is no longer the owner of the Istisna’ Asset;

(c)	the Investment Agent has an absolute right of disposal in respect of the Istisna’ Asset in any manner whatsoever; and

(d)	the Company shall not, without the prior written permission of the Investment Agent, take any action that may result in any change in the registration or ownership of the Istisna’ Asset or any Security over the Istisna’ Asset.

2.4	The duties of the Company in respect of the Istisna’ Asset under this Clause 2 shall commence upon payment of the Final Istisna’ Instalment pursuant to the Master Istisna’ Agreement and shall terminate upon the Investment Agent disposing of its ownership of the Istisna’ Asset in accordance with the Finance Documents.

2.5	The Company shall not resign, nor assign or transfer all or any of its duties or obligations under this Agreement to any other person except with the prior written consent of the Investment Agent.

3	Indemnity

The Company shall, within five Business Days of demand, indemnify the Investment Agent to the fullest extent permitted by law and hold it harmless against any Losses howsoever incurred by the Investment Agent as a result of any defects, either patent or latent, in any item of the Istisna’ Asset or for the direct or indirect damage to persons or property resulting from any such defects, unless such Losses are incurred as a result of the Investment Agent’s gross negligence or wilful misconduct.

4	Incorporation of terms

Clauses 12 (Amendments and waivers), 23 (Costs and expenses), 26 (Changes), 29 (Notices) and 32 (Partial invalidity) of the Common Terms Agreement shall apply to this Agreement, mutatis mutandis, as if the same had been set out in full in this Agreement except that references to “this Agreement” or “the Finance Documents” in the Common Terms Agreement are to be construed as references to this Agreement.

5	Waiver of immunity from suit and enforcement

The Company irrevocably and unconditionally:

(a)	waives any rights of immunity which it or its assets now has or may subsequently acquire in connection with any legal proceedings against it or its assets in relation to this Agreement; and

(b)	consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with those proceedings, including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of its use or intended use) on any order or judgment which may be made or given in those proceedings.

6	Governing law and jurisdiction

6.1	Subject to Clause 6.2, this Agreement and all non-contractual obligations arising out of or connected with it shall be governed by, and construed in accordance with, English law.

6.2	The Parties agree that the creation and transfer of any proprietary rights of the Parties in relation to the Istisna’ Asset shall be governed by, and construed in accordance with, the laws of Fujairah and the federal laws of the UAE as applied by the UAE federal courts.

6.3	Subject to Clause 6.4, the Parties submit, and waive any objection, to the exclusive jurisdiction of the courts of the DIFC to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute). The Parties agree that the courts of the DIFC are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

6.4	The Parties agree that the UAE federal courts shall have exclusive jurisdiction to settle any dispute arising out of or in connection with the proprietary rights of the Parties in relation to the Istisna’ Asset.

6.5	Notwithstanding Clauses 6.1 to 6.4, the Parties agree that the Investment Agent may take proceedings relating to a Dispute in any other court with jurisdiction. To the extent allowed by law, the Investment Agent may take concurrent proceedings in any number of jurisdictions.

7	Shari’ah

The Parties recognise and agree that the principle of the payment of interest is prohibited under Shari’ah and accordingly, to the extent that any court or legal system would (but for the provisions of this Clause 7) impose (whether by contract or by statute) any obligation to pay interest, the Parties hereby irrevocably and unconditionally expressly waive and reject any entitlement to recover interest from each other

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Execution page of the Title Agency Agreement

The Company

Signed by	)
)
duly authorised for and on behalf of Brooge Petroleum and Gas Investment Company FZC	) ) )

The Investment Agent
Signed by	) )
duly authorised for and on behalf of First Abu Dhabi Bank PJSC in Its capacity as Investment Agent for and on behalf of the Participants	) ) ) )

Execution page of the Title Agency Agreement